Filed Pursuant to Rule 433

Registration Nos. 333-170923

333-191209

November 18, 2013

PRICING TERM SHEET

5.750% Notes due 2023
Issuer:	Hungary
Format:	SEC Registered
Security:	5.750% Notes due 2023
Size:	US$2,000,000,000
Maturity Date:	November 22, 2023
Coupon:	5.750%
Interest Payment Dates:	Semi-annual on May 22 and November 22 in each year, commencing May 22, 2014
Day Count Convention:	ISMA – 30/360
Price to Public:	98.657%
Benchmark Treasury:	UST 2.75% due November 15, 2023
Benchmark Treasury Yield:	2.680%
Spread to Benchmark Treasury:	+ 325 bps
Yield:	5.930%
Expected Settlement Date (T+4):	November 22, 2013
CUSIP:	44554JAJ5
ISIN:	US445545AJ57
Anticipated Ratings:	Ba1 by Moody’s Investors Service, Inc. BB by Standard & Poor’s Ratings Services BB+ by Fitch Ratings, Ltd.
Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs International
Form:

The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +1 (800) 854-5674, Citigroup Global Markets Inc. at +1 (800) 831-9146, Deutsche Bank Securities Inc. at +1 (800) 503-4611 or Goldman Sachs International at +1 (866) 471-2526.